EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Westport Innovations Inc.

We consent to the use of our report dated May 14, 2009 with respect to the consolidated balance sheets of Westport Innovations Inc. as of March 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2009 incorporated by reference in this Registration Statement on Form S-8.

Chartered Accountants

Vancouver, Canada
March 31, 2010